Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in each of the Registration Statements on Form S-3 (Nos. 333-232880) and on Form S-8 (Nos. 333-176476, 333-190796, 333-206326, 333-222734, 333-190796, and 333-232879), of our report dated March 12, 2020 included in this Annual Report on Form 10-K of BioDelivery Sciences International, Inc. and subsidiaries (the “Company”), relating to the consolidated statements of operations, stockholders’ equity, and cash flows of the Company for the year ended December 31, 2019, including the related notes, and Schedule II – Valuation and Qualifying Accounts and Reserves.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
March 9, 2022